SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a) of the
                           Securities Exchange Act of 1934

                                [Amendment No.      ]

                    Filed by the Registrant  [x]

                    Filed by a Party other than the Registrant  [ ]

                    Check the appropriate box:

                    [ ] Preliminary Proxy Statement

                    [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                    [X] Definitive Proxy Statement

                    [ ] Definitive Additional Materials

                    [ ] Soliciting Material Pursuant to   240.14a-11(c) or
                        240.14a-12

                          InterContinental Life Corporation
                   (Name of Registrant as Specified in Its Charter)

                          InterContinental Life Corporation
                     (Name of Persons(s) Filing Proxy Statement)

                    Payment of Filing Fee (Check the appropriate box):

                    [ ]  $125  per   Exchange  Act   Rules  0-11(c)(1)(ii),
                         14a-6(i)(1),  14a-6(i)(2)  or   Item  22(a)(2)  of
                         Schedule 14A.

                    [ ]  $500 per each party to the controversy pursuant to

                         Exchange Act Rule 14a-6(i)(3).

                    [ ]  Fee computed   on table  below  per  Exchange  Act
                         Rules  14a-6(i)(4) and O-11.

                         1) Title of each class of securities to which transaction applies:

                         2.)  Aggregate  number  of   securities  to  which
                              transaction applies:

                         3.) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                         4.)  Proposed   maximum    aggregate   value    of
                              transaction:

                         5.)  Total fee paid:

                    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                         1.)  Amount Previously Paid:
                         2.)  Form Schedule or Registration Statement No.:
                         3.)  Filing Party:
                         4.)  Date Filed:

          InterContinental Life Corporation
          Austin Centre, 701 Brazos, Austin, Texas  78701

          Dear Shareholder:

          You are invited to attend the Annual Meeting of Shareholders of InterContinental Life Corporation, which will be held at the Austin Centre, 701 Brazos, Austin, Texas 78701 on May 20, 1997, at 10:00 a.m. local time. For those of you who cannot be present at this meeting, we urge that you participate by indicating your choices on the enclosed proxy and completing and returning it to us in the enclosed postage paid envelope at your earliest convenience. By returning your proxy promptly, you will assist us in reducing the Company's expenses relating to the meeting. You can revoke your signed proxy at any time before it is used.

          We appreciate your support and cooperation in returning the enclosed proxy.

                                             Cordially,

                                             Roy F. Mitte
                                             Chairman, President and Chief
                                             Executive Officer

                          InterContinental Life Corporation
                   Austin Centre, 701 Brazos, Austin, Texas  78701

                               NOTICE OF ANNUAL MEETING
                               TO BE HELD MAY 20, 1997

          Notice is hereby given that the Annual Meeting of Shareholders of InterContinental Life Corporation will be held at the Austin Centre, 701 Brazos, Austin, Texas 78701 on May 20, 1997 at 10:00 a.m. local time to consider and act upon:

               1.   The election of eleven Directors for the ensuing year.

               2. Such other business that may properly come before the meeting or any adjournment thereof.

          Only those Shareholders of record at the close of business on March 28, 1997 (the "Record Date") will be entitled to notice of and vote at the meeting or any adjournment thereof.

          We hope that you will be able to attend the meeting in person.
          IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY in the enclosed envelope for which no postage is necessary if mailed in the United States. It will assist us in reducing the expenses of the Annual Meeting if Shareholders who do not attend in person return the signed proxy promptly. You may revoke your proxy at any time before it is voted.

          April 18, 1997

                                             By Order of the Board of
                                             Directors

                                             Eugene E. Payne
                                             Secretary

                                 PROXY STATEMENT FOR
                            ANNUAL MEETING OF SHAREHOLDERS
                                          OF
                          InterContinental Life Corporation
                  701 Brazos   Austin Centre   Austin, Texas   78701

               This Proxy is furnished in connection with the solicitation of proxies by the Board of Directors of InterContinental Life Corporation (ILCO or the Company) for use at the Annual Meeting of Shareholders to be held May 20, 1997, at the Austin Centre, 701 Brazos, Austin, Texas 78701. Solicitation of proxies may be made by mail and telephone and the expenses will be borne by the Company. The Company intends to reimburse broker-dealers and others for forwarding the proxy materials to beneficial owners of the Company's stock. The approximate date on which this Proxy Statement and the enclosed Form of Proxy will be sent or given to Shareholders is April 18, 1997.

               A copy of the Annual Report to Shareholders for the year ended December 31, 1996, including financial statements, has either been previously forwarded to Shareholders or is included with this Proxy Statement.

               A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K, including Financial Statements and Financial Statement Schedules, may be obtained by Shareholders without charge upon the receipt of a written request addressed to Robert S. Cox, InterContinental Life Corporation, 701 Brazos, Austin Centre, Austin, Texas 78701.

               Only Shareholders of record on the books of the Company at the close of business on March 28, 1997, will be entitled to vote at the Annual Meeting. At the close of business on such date, there were outstanding and entitled to vote 4,258,829 shares of common stock, $.22 par value, of the Company. Shareholders of the Company are entitled to one vote for each share held of record at the close of business on the Record Date. The proxy is revokable at any time prior to the exercise thereof at the meeting by written notice filed with the Secretary of the Company or by delivery of a later proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with specifications therein. Proxies submitted without specification will be voted to elect the nominees for directors named herein.

          ELECTION OF DIRECTORS

               The following eleven nominees are proposed for election as Directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified. All nominees are now Directors of the Company. Proxies solicited by the Board of Directors will be voted in favor of the election of these nominees unless authorization to do so is withheld in the proxy. If any nominee for election as Director is unable to serve, which the Board of Directors does not anticipate, the persons acting under the proxy will vote for such other person as management may recommend. An affirmative vote by a majority of those shares constituting at least a quorum at the Annual Meeting of Shareholders is required for the election of Directors. The Board of Directors recommends a vote "FOR" each of the nominees.

                The names and ages of the nominees, their principal occupations or employment during the past five years and other data regarding them, as of March 28, 1997, are set forth below. The information is based on information received from the Directors.

          Joseph F. Crowe, FSA          Age 58    Director Since 1991

          Vice President of ILCO from May 1991 to January 1997, when he retired from active service with the Company. Director of ILCO since May 1991. Vice President of FIC from February 29, 1992 to January 3, 1997. Director of FIC since February 29, 1992. Executive Vice President and of Investors Life Insurance Company of North America and InterContinental Life Insurance Company from June 1991 to January 1997. Director of Investors Life Insurance Company of North America and InterContinental Life Insurance Company since June 1991. Executive Vice President of Family Life Insurance Company from June 1991 to January 1997. Director of Family Life Insurance Company since June 1991. Executive Vice President of Investors Life Insurance Company of Indiana from February 1995 to January 1997. Director of Investors Life Insurance Company of Indiana since February 1995. From December 1986 to March 1991, Executive Vice President of Personal Financial Security Division of Aetna Life & Casualty Company.

          Theodore A. Fleron, Esq.      Age 57    Director Since 1991

          Vice President and Director of ILCO since May 1991. Assistant Secretary since June 1990. Vice President and Director of FIC since August 1996. Senior Vice President, General Counsel,
          Assistant Secretary and Director of Investors Life Insurance Company of North America and InterContinental Life Insurance
          Company since July 1992. General Counsel, Assistant Secretary and Director of Investors Life Insurance Company of North America and InterContinental Life Insurance Company from January 1989 to July 1992. Senior Vice President, General Counsel, Director and Assistant Secretary of Investors Life Insurance Company of Indiana since June 1995. Senior Vice President, General Counsel, Director and Assistant Secretary of Family Life Insurance Company since August 1996.

          W. Lewis Gilcrease, DDS       Age 64    Director Since 1988

          Dentist practicing in San Marcos, Texas. Director of ILCO since 1988. Director of FIC from 1979 to July 6, 1991.

          James M. Grace, CPA           Age 53    Director Since 1984

          Vice President and Treasurer of ILCO since January 1985. Executive Vice President, Treasurer and Director of InterContinental Life Insurance Company since 1989. Vice President, Treasurer and Director of Financial Industries Corporation since 1976. Executive Vice President and Treasurer of Investors Life Insurance Company of North America since 1989; Executive Vice President, Treasurer and Director of Family Life Insurance Company (a subsidiary of FIC) since June 1991. Director, Executive Vice President and Treasurer of Investors Life Insurance Company of Indiana since February 1995.

          Jeffrey H. Demgen             Age 44    Director Since 1995

          Director of FIC since May 1995. Vice President of FIC since August 1996. Vice President and Director of ILCO since August 1996. Director of Family Life Insurance Company since October 1992. Executive Vice President of Family Life Insurance Company since August 1996. Senior Vice President of Family Life Insurance Company from October 1992 to August 1996. Executive Vice President and Director of Investors Life Insurance Company of North America since August 1996. Senior Vice President and Director of Investors Life Insurance Company of North America from October 1992 to June 1995. Executive Vice President of InterContinental Life Insurance Company since August 1996. Senior Vice President of InterContinental Life Insurance Company from October 1992 to June 1995. Executive Vice President and Director of Investors Life Insurance Company of Indiana since August 1996. Senior Vice President of United Insurance Company of America from September 1984 to July 1992.

          Richard A. Kosson, CPA        Age 64    Director Since 1981

          Certified Public Accountant and partner in the firm of Manheim, Kosson & Novick in Millburn, New Jersey.

          Roy F. Mitte                  Age 65    Director Since 1984

          Chairman of the Board and Chief Executive Officer of the Company and InterContinental Life Insurance Company since 1985. President of the Company since April, 1985. Chairman of the Board, President and Chief Executive Officer of FIC since 1976. Chairman of the Board, President and Chief Executive Officer of Investors Life Insurance Company of North America since December 1988. Chairman of the Board, President and Chief Executive Officer of Family Life Insurance Company since June 1991. Chairman of the Board, President and Chief Executive Officer of Investors Life Insurance Company of Indiana since February 1995. Chairman, ILG Securities Corporation since 1988.

          Eugene E. Payne, Ph. D.       Age 54    Director Since 1989

          Vice President of ILCO since December 1988 and Director since 1989. Vice President and Director of Financial Industries Corporation since February 1992. Executive Vice President, Secretary and Director of Investors Life Insurance Company of North America since 1988. Executive Vice President since December 1988 and Director since May 1989 of InterContinental Life Insurance Company. Executive Vice President, Secretary and Director of Family Life Insurance Company since June 1991. Executive Vice President, Secretary and Director of Investors Life Insurance Company of Indiana since February 1995.

          H. Gene Pruner           Age 69         Director Since 1995

          Director of ILCO  since August 1996.  Director  of Investors Life
          Insurance Company of Indiana since February, 1995.   President of
          Market Share, Inc. since April 1985.

          Steven P. Schmitt        Age 50         Director Since 1994

          Senior Vice President since April 1992 and Director, Vice President and Assistant Secretary since 1989 of Investors Life Insurance Company of North America and InterContinental Life Insurance Company. Senior Vice President since April 1992 and Director and Vice President since June 1991 of Family Life Insurance Company. Director, Senior Vice President and Assistant Secretary of Investors Life Insurance Company of Indiana since June 1995.

          Donald Shuman            Age 72         Director Since 1980

          Real estate specialist, engaged in sales and management of real estate for his own company, Don Shuman Associates, a real estate brokerage and management firm.

               Mr. Shuman was the general partner of Shuman-Carlisle Mall Associates, a partnership that owned a 400,000 square foot shopping mall located in Carlisle, Pennsylvania. In January 1993, the partnership filed a petition pursuant to Chapter 11 of the Federal Bankruptcy Code, and that bankruptcy proceeding was concluded in early 1995.

                All of the nominees named on the previous pages were elected Directors at the 1996 Annual Shareholders Meeting, except Mr. Demgen and Mr. Pruner, who were appointed Directors by the Board of Directors on August 26, 1996.

               The incumbent directors have been nominated for submission to vote of the shareholders for reelection at the 1997 annual shareholders' meeting.

                                  EXECUTIVE OFFICERS

               The following table sets forth the names and ages of the persons who currently serve as the Company's executive officers together with all positions and offices held by them with the Company. Officers are elected to serve at the will of the Board of Directors or until their successors have been elected and qualified.

          Name                          Age       Positions and Offices

          Roy F. Mitte                  65        Chairman of the Board,
                                                  President and
                                                  Chief Executive Officer

          James M. Grace                53        Vice President and
                                                  Treasurer

          Eugene E. Payne               54        Vice President and
                                                  Secretary

          Jeffrey Demgen (1)            44        Vice President

                In May 1991, Roy F. Mitte suffered a stroke, resulting in partial paralysis affecting his speech and mobility. Mr. Mitte continues to make the requisite decisions in his capacity as Chief Executive Officer, although his ability to communicate and his mobility are impaired.

          (1) Mr. Demgen was appointed a Vice President of the Company on August 26, 1996.

           COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF
                                         1934

               Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Forms 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the period from January 1, 1996 through December 31, 1996, all
          Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except as follows: (i) Jeffrey H. Demgen filed a Form 5 in February, 1997, to report his appointment as a Director of the Company as of August 26, 1996, and to report beneficial ownership of (a) 198.5076 shares of ILCO common stock through the Employee Stock Purchase Plan made available to employees of the Company and 2,803 shares of ILCO common stock through the Employee Stock Ownership Plan, a non-contributory, tax-qualified plan made available to employees of the Company; (ii) W. Lewis Gilcrease filed a Form 5 in February, 1997, to report the disposition in December, 1996 of 4,420 shares of ILCO common stock to participants in a tax qualified retirement plan for which he served as trustee; (iii) Eugene E. Payne filed a Form 5 in February, 1997, to report the purchase in August, 1990, of 1,200 shares of ILCO common stock which had not been included in prior Form 4 filings; and (iv) Roy F. Mitte filed a Form 5 in February, 1997, to report the surrender, in December, 1996, of options to acquire 120,000 shares of ILCO common stock and the receipt of final payment from the Company of amounts payable in connection with such cancellation.

               H. Gene Pruner filed a Form 5 in February, 1997, to report his appointment as a Director of the Company as of August 26, 1996 and to report no beneficial ownership of ILCO common stock.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

               The following table presents information as of March 14, 1997 as to all persons who, to the knowledge of the Company, were beneficial owners of five percent (5%) or more of the Common Stock of the Company.

                                   Amount & Nature of
          Name and Address         Beneficial Ownership     Percent of Class

          Financial Industries
           Corporation
          701 Brazos, Suite 1400
          Austin, Texas  78701..........3,668,501(1)             61.54%(6)

          Roy F. Mitte
          701 Brazos, Suite 1400
          Austin, Texas  78701..........3,723,392(2)(3)          62.46%(6)

          Investors Life Insurance
           Company of North America
          701 Brazos, Suite 1400
          Austin, Texas  78701..........  334,960(4)              7.86%(6)

          InterContinental Life
           Insurance Company
          701 Brazos, Suite 1400
          Austin, Texas  78701..........  281,560(5)              6.61%(6)

          Fidelity Management
           & Research Company
          82 Devonshire Street
          Boston, MA  02109 ............  418,300(7)              9.82%(6)

          (1) Includes 1,966,346 shares of the Company's stock presently owned and an option to purchase up to 1,702,155 shares of the Company's authorized but unissued Common Stock which is the balance of the option granted to Financial Industries Corporation
          (FIC) by the Company in December 1985. This option may be exercised by FIC at any time at an exercise price equal to the average bid prices of the Company's Common Stock over the six month period immediately preceding such exercise.

          (2) As of March 14, 1997, Mr. Mitte owned directly 25,000 shares of the Company's stock . Mr. Mitte, jointly with his wife, Joann, also owns 1,866,520 common shares of FIC which constitutes
          34.39 percent of the outstanding common stock of that company, and Mr. Mitte holds the position of Chairman, President and Chief Executive Officer of FIC.

               Since FIC holds a controlling interest in the Company, Mr. Mitte's personal holdings in the Company have been combined with the holdings of FIC in determining the amount and percentage of Mr. Mitte's beneficial ownership of the Company.

          (3) Includes 14,611 shares allocated to Mr. Mitte's account under the Employee Stock Ownership Plan.

          (4) Represents 281,560 shares owned by InterContinental Life Insurance Company (ILIC) and 53,400 shares owned by Investors Life Insurance Company of North America (Investors-NA). ILIC is a life insurance subsidiary of Investors-NA. All of these shares are treated as treasury shares.

          (5) All are directly owned by ILIC and are treated as treasury shares.

          (6) Assumes that the outstanding stock options or warrants available to other persons have not been exercised.

          (7) As reported to the Company on a Schedule 13(G) filed by FMR Corporation, the parent company of Fidelity Management Company ( Fidelity ). According to the Schedule 13(G), Fidelity acts as investment advisor to the Fidelity Low-Priced Stock Fund, a registered investment company, and the Fund is the owner of 418,300 shares of ILCO common stock.

               The following table contains information as of March 14, 1997 as to the Common Stock of the Company beneficially owned by each Director, nominee and executive officer and by all executive officers and directors of the Company as a group. The information contained in the table has been obtained by the Company from each director and executive officer except for information known to the Company. Except as indicated in the notes to the table, each beneficial owner has sole voting power and sole investment power as to the shares listed opposite his name.

          Name      Amount & Nature of Beneficial Ownership  Percent of Class

          Joseph F. Crowe(1)       38,744 (3) (4)                *
          Jeffrey H. Demgen         3,001 (4)                    *
          Theodore A. Fleron       14,366 (4) (5)                *
          W. Lewis Gilcrease          -0-                        *
          James M. Grace (1)       80,137 (2) (3) (4)            1.86%
          Richard Kosson              200                        *
          Roy F. Mitte (1)      3,723,292 (2) (4)                62.46%
          Eugene E. Payne (1)      54,199 (3) (4)                1.26%
          H. Gene Pruner              -0-                        *
          Donald Shuman               450                        *
          Steven P. Schmitt        13,041 (4) (5)                *

          All Executive Officers
           and Directors as a
           group, all of whom
           are listed above     3,912,250 (1) (2) (3) (4) (5)    64%

          * Less than 1%

          (1) Is an executive officer and/or director of FIC which as of March 14, 1997, beneficially owned 3,668,501 shares of the Company's Common Stock (including option rights to purchase 1,702,155 shares of the Company). In addition to the shareholdings of Mr. Mitte in FIC (see Note 2, prior page), Mr. Grace owns 5,600 shares of FIC Common Stock.

          (2)  379,738   shares of the  Company's Common Stock are  held by
          the  Trustees  of  the Company's  Employee  Stock  Ownership Plan
          ("ESOP") of which 15,180 shares are unallocated to any participant's account. Messrs. Grace and Mitte are the Trustees of the ESOP and are entitled to vote such unallocated shares. The ESOP participants have the right to direct the voting of shares allocated to their respective accounts. Beneficial ownership of these unallocated shares is disclaimed by Messrs. Grace and Mitte. The same 15,180 shares are included in the above table for each of Messrs. Grace and Mitte as required for technical compliance with the definition of beneficial ownership promulgated by the Securities and Exchange Commission, and are counted once for purposes of executive officers and directors as a group.

          (3) Includes 30,000 shares issuable upon exercise of options granted under the Incentive Stock Option Plan during 1987 to James M. Grace at a price of $3.54 (as adjusted) per share, and 12,000 shares issuable upon exercise of options granted under the Non-Qualified Stock Option Plan during 1988 to Mr. Grace at a price of $3.33 (as adjusted) per share, all of which are currently available for exercise. Includes 20,000 shares issuable upon exercise of options granted under the Incentive Stock Option Plan and 6,000 shares issuable upon exercise of options granted under the Non-Qualified Stock Option Plan during 1988 to Eugene E. Payne at a price of $3.33 (as adjusted) per share, all of which are currently available for exercise. Includes 8,000 shares issuable upon exercise of options granted under the Incentive Stock Option Plan to Joseph F. Crowe during 1991 at a price of $8.75 per share, which are currently available for exercise.

          (4) Includes shares beneficially acquired through participation in the Company's ESOP and/or the Employee Stock Purchase Plan, which are group plans for eligible employees.

          (5) Includes 6,000 shares issuable upon exercise of options granted under the Non-Qualified Stock Option Plan during 1988 to each of Messrs. Fleron, and Schmitt at a price of $3.33 (as adjusted) per share, which are currently exercisable.

                   COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

          Summary Compensation Table
                The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and each of the four other persons who were serving as executive officers of the Company at the end of 1996 and received cash compensation exceeding $100,000 during 1996.

                           Annual Compensation
                                                     Long Term
                                                     Compensa-
                                                     tion
                                                     Awards
    Name and                                         Stock
    Principal                                        Options    All Other
    Position     Year Salary(1)  Bonus(1)  Other(2)  (Shares)   Compensation

    Roy F.
    Mitte,
    Chairman,
    President
    and Chief  1996  $286,643      -0-       -0-        -0-     $2,446,397(3)
    Executive  1995   286,643      -0-       -0-        -0-        713,513(4)
    Officer    1994   251,750    $576,159(5) -0-        -0-      1,376,663(6)

    James M.
    Grace,
    Vice
    President  1996   195,000      15,000    -0-(7)     -0-       -0-
    and        1995   195,000      10,000    -0-        -0-       -0-
    Treasurer  1994   195,000       2,000    -0-        -0-       -0-

    Eugene E.
    Payne,
    Vice
    President  1996   195,000      15,000    -0-(8)     -0-       -0-
    and        1995   195,000      10,000    -0-        -0-       -0-
    Secretary  1994   195,000       5,000    -0-        -0-       -0-

    Joseph F.
    Crowe,
    Vice       1996   196,500      15,000    -0-(9)     -0-       -0-
    Presi-     1995   195,000      10,000    -0-        -0-       -0-
    dent       1994   195,000       5,500    -0-        -0-       -0-

    Jeffrey
    H. Demgen
    Vice
    Presi-
    dent(10)   1996   102,500      7,500     -0-        -0-       -0-

          (1) The executive officers of the Company have also been executive officers of the Company's insurance subsidiaries and FIC and FIC's insurance subsidiary, Family Life. The only executive officer who has been paid compensation directly by Family Life is Mr. Mitte, who received $216,857 in salary in 1996, $216,857 in salary 1995 and $251,750 in salary and $538,080 in bonus in 1994 from Family Life, which amounts are not included in the table above. Family Life reimbursed the Company (or, in the case of Mr. Mitte, paid Mr. Mitte directly) the following amounts as Family Life's share of these executive officers' cash compensation for 1994, 1995 and 1996: $789,780, 216,857 and
          $216,857,  respectively,  for  Mr.  Mitte;  $70,590, $88,293  and
          $83,987,  respectively,  for  Mr. Grace;  $126,750,  79,875   and
          $83,987,  respectively,  for  Dr. Payne;  $68,250,    $88,293 and
          $84,633, respectively, for Mr. Crowe; and $46,125 (1996 only) for Mr. Demgen.

          (2) Does not include the value of perquisites and other personal benefits because the aggregate amount of any such compensation does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named individual.

          (3) During 1996, the Company paid Mr. Mitte: (i) $1,862,000 for the cancellation in 1996 of options to purchase 121,500 shares of the Company's common stock, plus interest at the rate of 8% per year on such amount for a one year period (for a total of $2,011,737); (ii) $120,700 for the federal income tax reimbursement relating to the cancellation in 1995 of options to purchase 50,000 shares of the Company's common stock; and (iii) $313,960 for the federal income tax reimbursement relating to the 1996 options cancellation described above in this footnote. Each of these payments were made pursuant to the contract referred to in footnote (4).

          (4) In 1989, the Board of Directors granted Mr. Mitte options to purchase 600,000 shares (as adjusted for the three-for-one stock split effective February 15, 1990) of the Common Stock of the Company in equal annual installments of 150,000 shares each. Each installment was subject to the approval of the Board of Directors and is exercisable for a period of ten years from the date the options become exercisable at a price of $1.00 per share (as adjusted). The Board of Directors voted to award installments of 150,000 shares in each of 1989, 1990, 1991 and 1992. In
          October 1992, Mr. Mitte surrendered to the Company for cancellation options to purchase 120,000 shares. The Company and Mr. Mitte entered into a contract in 1993 providing for the cancellation in 1993 of 240,000 options for an aggregate amount of $3,237,120 and the cancellation in subsequent years of the remaining options for an aggregate amount of $3,610,240. In addition, the Company agreed to pay Mr. Mitte the amount necessary to ensure that Mr. Mitte will receive the same amount, after federal income tax, that he would have received if the options had been cancelled in 1992. During 1995, Mr. Mitte was paid $836,582 for the cancellation in 1995 of options to purchase 50,000 shares of ILCO's Common Stock, $156,323 for the federal income tax reimbursement relating to the cancellation in 1994 of options to purchase 68,500 shares and $127, 608 as the final payment relating to the cancellation in 1993 of options to purchase 240,000 shares. These option cancellation payments were made pursuant to the contract referred to above. FIC's Compensation Committee made a recommendation to FIC's Board of Directors, which it adopted, that, in lieu of paying Mr. Mitte a bonus as it has in the past, FIC pay $407,000 of these option cancellation payments to Mr. Mitte, with the balance of $713,513 being paid by ILCO.

          (5) The Company's Compensation Committee made a recommendation to the Board of Directors, which the Board adopted, that a bonus be paid to Mr. Mitte to enable him to pay off the $650,000 loan that the Company had made to Mr. Mitte in 1989 and to reimburse him for the amount of federal income tax payable on the bonus. Since the Company and FIC have usually each paid one-half of Mr. Mitte's cash compensation, FIC's Board of Directors, acting on the recommendation of its Compensation Committee, subsequently authorized FIC to pay $500,000 of that bonus to Mr. Mitte. Therefore, the Company paid $576,159, and FIC paid $500,000, of the bonus.

          (6) During 1994, the Company paid Mr. Mitte $997,520 for the cancellation in 1994 of options to purchase 68,500 shares of the Company's Common Stock and $379,143 for the federal income tax reimbursement relating to the cancellation in 1993 of options to purchase 240,000 shares. Both of these payments were made pursuant to the contract referred to in footnote (4).

          (7)     Mr.  Grace exercised  stock options  in 1996  to purchase
          12,000 shares of  the Company's  Common Stock.   See  "Aggregated
          Option Exercises in 1996" below.

          (8) Dr. Payne exercised stock options in 1996 to purchase 6,000 shares of the Company's Common Stock. See "Aggregated Option Exercises in 1996" below.

          (9) Mr. Crowe exercised stock options in 1996 to purchase 8,000 shares of the Company's Common Stock. See "Aggregated Option Exercises in 1996" below.

          (10) Mr. Demgen became an executive officer of the Company in August, 1996.

          Aggregated Option Exercises in 1996

               The following table sets forth information concerning each exercise of stock options during 1996 by each of the executive officers of the Company.

                              Shares Acquired     Value
          Name                on Exercise (#)     Realized ($)

          Joseph F. Crowe      8,000              $ 44,000
          James M. Grace      12,000               119,040
          Eugene E. Payne      6,000                58,020

          Aggregated Stock Option Values

                The following table sets forth information with respect to the unexercised options held by the executive officers of the Company.

                  Number of Unexercised      Value of Unexercised
                  Options Held At            In-the Money
                  December 31, 1996          Options at December 31, 1996(1)
                  Exercisable Unexercisable  Exercisable Unexercisable

          James M.
           Grace    42,000     24,000        $420,840     $244,080

          Eugene E.
           Payne    26,000     12,000         264,420      122,040

          Joseph F.
           Crowe    22,000          0         104,500            0

          (1) Based on the closing price of the Company's Common Stock on NASDAQ on December 31, 1996 ($13.50).

          Pension Plan Table
                The following table sets forth estimated annual pension benefits payable upon retirement at age of 65 under the Company's noncontributory defined benefit plan ("Pension Plan") to an employee in the final pay and years of service classifications indicated, assuming a straight life annuity form of benefit. The amounts shown in the table do not reflect the reduction related to Social Security benefits referred to below.

                                   Years of Service

          Remuneration      15        20        25     30 or more

          $125,000       $31,250   $41,667   $52,083   $62,500
           150,000        37,500    50,000    62,498    75,000
           175,000        43,750    58,333    72,914    87,500
           200,000        50,000    66,667    83,330   100,000

               The normal retirement benefit provided under the Pension Plan is equal to 1.57% of final average eligible earnings less .65% of the participant's Social Security covered compensation multiplied by the number of years of credited service (up to 30 years). The compensation used in determining benefits under the Pension Plan is the highest average earnings received in any five consecutive full-calendar years during the last ten full-calendar years before the participant's retirement date. The maximum amount of annual salary and bonus that can be used in determining benefits under the Pension Plan is $200,000 for any year prior to 1994 and is $150,000 for 1994 and each subsequent year.

                The annual eligible earnings for 1996 only covered by the Pension Plan (salary and bonus up to $150,000) with respect to the individuals reported in the Summary Compensation Table were as follows, with their respective years of credited service under the Pension Plan at December 31, 1996 being shown in parentheses:
          Mr. Mitte, $150,000 (9 years), Mr. Grace, $150,000 (9 years), Dr.
          Payne, $150,000 (8 years) and Mr. Crowe, $150,000 (5 years) and Mr. Demgen (4 years).

          Directors' Compensation
               Directors who are not officers or employees of the Company are paid a $5,000 annual fee, and are compensated $1,000 for each regular or special meeting of the Board of Directors which they attend in person. In the case of telephonic meetings of the Board, non-employee directors who participate in such telephonic meetings are compensated $500 for such a meeting. Directors who participate via telephone in a regular or special meeting which is held by other than conference telephone are not entitled to a fee for such meeting.

               Non-employee directors serving on committees of the Board are compensated in the amount of $500 for each committee meeting they attend whether such participation is in person or by telephone, provided that the committee meeting is held on a day other than that on which the Board meets.

          Members of Compensation Committee
               W. Lewis Gilcrease, Donald Shuman and Richard A. Kosson are the members of the Company's Compensation Committee, which makes recommendations to the Board of Directors with respect to the Chief Executive Officer's compensation.

          Compensation Committee Interlocks and Insider Participation
               Roy F. Mitte determines the compensation of all executive officers of the Company, other than the Chief Executive Officer. Mr. Mitte is the Chairman of the Board, President and Chief Executive Officer of the Company and FIC. He also determines the compensation of all executive officers of FIC, other than the Chief Executive Officer.

          Reports on Executive Compensation
               The following report and the performance graph following those reports shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1993 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

          Chief Executive Officer's Report
               The following report is made by the Chief Executive Officer with respect to compensation policies applicable to the Company's executive officers, other than the Chief Executive Officer.

               The goal of the Company's executive compensation policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining senior managers. Executive compensation is based on several factors, including corporate performance. While sales, earnings, return on equity and other performance measures are considered in making annual executive compensation decisions, no formulas, preestablished target levels or minimum performance thresholds are used. Each executive officer's individual initiatives and achievements and the performance of the operations directed by the executive are integral factors utilized in determining that officer's compensation.

               The Company's compensation program consists of cash compensation, long-term equity-based compensation in the form of stock options and interests in the Employees Stock Ownership Plan ("ESOP") and various other benefits, including medical and pension plans generally available to employees of the Company. The objectives of the stock option plans and the ESOP are to create a strong link between executive compensation and shareholders return and enable senior managers to develop and retain a significant and long-term ownership position in the Company's Common Stock. This assures that key employees have a meaningful stake in the Company, the ultimate value of which is dependent on the Company's continued long-term success, and that the long-term interests of those employees are aligned with those of the shareholders.

               Under the Company's Incentive Stock Option Plan, options to purchase shares of the Company's Common Stock at 100% of fair market value on the date of grant have been granted to certain executive officers and other key employees. At December 31, 1996, options to acquire 72,000 shares were outstanding, all of which options are held by executive officers. Under the Company's Non-Qualified Stock Option Plan, options to buy Company's Common Stock at 100% of the fair market value on the date of grant but in no event less than $3.33 per share can be granted to officers, directors, agents and others. At December 31, 1996, options to purchase 174,000 shares were outstanding, of which options to buy 84,000 shares were held by executive officers. The Company's Board of Directors administers both plans. Options were granted in 1988, 1991 and 1995. No options were granted in 1992, 1993, 1994, or 1996 and no further options can be granted under the Incentive Stock Option Plan.

               The Company's ESOP is a noncontributory employee benefit plan available to all employees who have completed one year of service. Allocations of the Company's contributions are made to participants in accordance with their compensation. Vesting of participants in their accounts occurs in annual installments over a period of approximately ten years. The assets of the ESOP consist of 365,417 shares of the Company's Common Stock, of which 76,835 shares are allocated to the accounts of executive officers and 273,402 shares are allocated to the other participants.

               The Company provides medical and pension benefits to the executive officers that are generally available to employees. In addition, executive officers may participate in the Company's Savings and Investment Plan (401K Plan). Although the Company does not make contributions to the plan, eligible employees may make contributions to the plan on a tax-deferred basis.

               The foregoing report has been furnished by Roy F. Mitte.

          Compensation Committee's Report
               The Compensation Committee of the Board of Directors makes a recommendation to the Board of Directors each year with respect to the Chief Executive Officer's compensation for that year. In June, 1996, the Committee recommended that the Chief Executive Officer's 1996 Compensation continue at the same level in effect for the year 1995 ($286,643).

               The compensation policies and practices of the Compensation Committee are subjective and are not based upon specific criteria. The Committee did consider the Company's overall financial performance and its continuing progress in expense management, maintenance of a high quality investment portfolio and marketing of insurance products designed to generate an acceptable level of profitability. The Committee recognized the Chief Executive Officer's leadership role in the Company's performance and his ability to select, recruit and motivate qualified people to implement the Company's policies that have contributed to that performance. Although the Committee believed that an increase in the Chief Executive Officer's annual base compensation in 1996 would have been justified, it accepted his request that his annual base compensation for 1996 remain the same as it was in 1995.

               Since the Chief Executive Officer's 1996 compensation is not based on any particular measures of the Company's performance, such as sales, earnings or return on equity, there is no specific discussion in this report of the relationship of the Company's performance to the Chief Executive Officer's compensation for 1996. Nevertheless, the Committee notes that the Company's net income for 1996 was $26,938,000 ($5.12 per share) as compared to net income in 1995 of $10,714,000 ($2.11 per share).

                The foregoing report is submitted by W. Lewis Gilcrease, Richard A. Kosson and Donald Shuman, the members of the Compensation Committee.

          Performance Graph
                The graph and table below compare the cumulative total shareholder return on the Company's Common Stock for the last five calendar years with the cumulative total return on the Nasdaq Stock Market (U.S.) and an index of stocks of life insurance companies traded on Nasdaq over the same period (assuming the investment on December 31, 1991 of $100 in the Company's Common Stock, The Nasdaq Stock Market (U.S.) and an index of stocks of life insurance companies traded on Nasdaq and the reinvestment of all dividends).

                             (Performance Graph Omitted)

                       12/31/91 12/31/92 12/31/93 12/31/94 12/30/95 12/31/96

          The Company(1) $100   $150.0   $168.8   $131.3   $159.4   $168.8
          The Nasdaq
           Stock Market
           (US)          $100   $116.4   $133.6   $130.6   $184.7   $227.2
          Index of
           Nasdaq Life
           Insurance
           Stocks(2)     $100   $138.0   $165.1   $142.0   $213.4   $275.2

          (1) The dollar amounts for the Company's Common Stock are based on the closing bid prices on Nasdaq on the dates indicated.

          (2) The Index of Nasdaq Life Insurance Stocks is comprised of life insurance companies whose stocks were traded on Nasdaq during the last five calendar years (50 issues traded during that period, of which, 26 issues were traded on December 31, 1996). These peer companies were selected by the Company on a line-of-business basis.

          Employments Agreements and Change in Control Arrangements
               The terms and conditions of employment agreements that the Company would enter into upon the occurrence of certain events that result in the agreements taking effect were approved by the Board of Directors with respect to Messrs. Grace, Payne and Crowe in 1991. Each agreement would include two independent provisions with respect to the effective date and the term of each agreement. First, the term of the agreement would begin on the earlier of (i) the date of retirement (early, normal or deferred) of Roy F. Mitte from his position as Chairman, President and Chief Executive Officer of the Company or (ii) the date of death or disability of Mr. Mitte, and would terminate on the last day of the twelfth month next following the commencement date of the term of the agreement, unless extended upon mutually acceptable terms.

               Independently, the term of the agreement would commence upon the date that any person who is not currently a control person with respect to the Company acquires, or enters into an agreement to acquire, control of the Company, directly or indirectly, and would end on the last day of the twelfth month next following the date on which the employee receives notice of the termination of his employment with the Company or the life insurance subsidiaries of the Company.

               During the term of the agreement, the employee would be entitled to perform all of the duties of the position or positions held by the employee with the Company and all the subsidiaries of the Company on the date immediately preceding the commencement date of the term of the agreement.

               During the term of the agreement, the employee would be entitled to an annual rate of compensation which is not less than the annual rate of compensation in effect as of the date immediately preceding the commencement date of the term of the agreement. During the term of the agreement, the employee would be entitled to participate in and benefit from all employee benefit plans and other fringe benefits on the same basis as such plans and benefits are made available to other executive personnel of the Company.

               The agreement may be terminated by the Company only in the event that the employee is guilty of theft of property of the Company or commits a wrongful act which has a material adverse effect upon the business of the Company and with respect to which the employee would not be entitled to indemnification under the provisions of the Bylaws of the Company in effect as of the commencement date of the term of the agreement. The employee may terminate the agreement upon thirty days advance written notice to the Company.

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH MANAGEMENT

               The obligations of the Company under its Senior Loan are guaranteed by FIC. FIC presently owns 1,966,346 shares of the company's common Stock, constituting 46.17% of such shares outstanding, and holds options to acquire an additional 1,702,155 shares at the average bid price of such shares during the six-month period preceding the date of any such purchase. In the event that such options were to be fully exercised, the total number of the Company's shares owned by FIC would constitute 61.54% of the outstanding shares of the Company's Common Stock.

                  In May 1989,  the Board of Directors of  ILCO granted Roy
          F. Mitte the right to borrow up to $650,000 from ILCO to be used solely for the purchase of FIC common stock pursuant to Mr. Mitte's then existing options. A principal purpose of said loan was to enable Mr. Mitte to maintain his equity position in FIC, as required under the terms of the lending agreements entered into in connection with the purchase of the Investors Life Companies. Said loan, which was exercised on June 1, 1989, carried no interest and was payable in five years. The loan was paid in full in 1994. See "Compensation of Executive Officers and Directors".

                When it acquired Austin Centre, Investors-NA leased the hotel to FIC Realty Services, Inc. ("FIC Realty"), a subsidiary of FIC, pursuant to which FIC Realty pays monthly rent to Investors-NA in an amount equal to 95% of the net operating profits of the hotel for the preceding month (excess of all hotel revenues over all hotel expenses, including insurance, utilities and property taxes). Any net operating loss for a month is carried forward and deducted from the net operating profit for the next month that has such a profit. During 1996, FIC Realty paid $658,509 of rent to Investors-NA pursuant to this lease. FIC Realty has delegated the management of the hotel to an unrelated third party pursuant to a management agreement, but FIC Realty bears most of the economic risks in operating the hotel. As an inducement to FIC Realty's agreeing to bear those risks,
          Investors-NA has agreed to provide funds to pay expenses in operating the hotel to the extent that the cash flow from such operations is not sufficient to do so. This arrangement was terminated upon the sale of the Austin Centre in March, 1996.

                FIC Realty conducts the leasing activities for the Bridgepoint Square properties owned by Investors-NA. In payment for such services, FIC Realty receives a commission of 4% of the gross rent under each lease which is negotiated by it. During 1996, Investors-NA paid commission in the amount of $108,811 to FIC Realty.

                Alcoholic beverages had been sold at the hotel by an unrelated third party pursuant to a lease it had with FIC Realty until September 30, 1994. Commencing October 1, 1994, all alcoholic beverages sales have been conducted by Atrium Beverage Corporation ("Atrium Beverage"), a new subsidiary of FIC Realty. Atrium Beverage subleases from FIC Realty space in the hotel for the storage, service and sale of alcoholic beverages pursuant to which Atrium Beverage pays monthly rent to FIC Realty of $12,500. The sublease provides that the rent paid during each calendar year will be reduced to the extent necessary to insure that Atrium Beverage's net operating profit from alcoholic beverage sales is not less than 5% of its gross receipts from such sales. Atrium Beverage and FIC Realty are also parties to a management agreement whereby FIC Realty manages Atrium Beverage's alcoholic beverage operations at the hotel for a monthly fee equal to 28% of the gross receipts from alcoholic beverages sales. During 1996, Atrium Beverage paid FIC Realty rent and management fees totalling $117,998. All of that amount was included in the hotel revenues of FIC Realty for purposes of determining its net operating profits under the hotel lease agreement with Investors-NA.

                 Investors-NA  entered  into  a   management  agreement  in
          September   1991  with  FIC   Property  Management,   Inc.  ("FIC
          Management"), a subsidiary of FIC, whereby it appointed FIC Management to manage, lease and operate the office tower, retail areas, underground parking garage and common areas of Austin Centre. FIC Management is paid fees in an amount equal to 5% of the net operating profit that Investors-NA receives from the properties managed and leased by FIC Management. During 1996, Investors-NA paid $33,027 of fees to FIC Management under this agreement. This arrangement was terminated upon the sale of the Austin Centre in March, 1996.

                 As part of the financing arrangement for the acquisition of Family Life Insurance Company, Family Life Corporation ("FLC"), a subsidiary of FIC, entered into a senior loan agreement under which $50 million was provided by a group of banks. The balance of the financing consisted of a $30 million subordinated note issued by FLC to Merrill Lynch Insurance Group, Inc. ("Merrill Lynch") and $14 million borrowed by another subsidiary of FIC from an affiliate of Merrill Lynch and evidenced by a senior subordinated note in the principal amount of $12 million and a junior subordinated note in the principal amount of $2 million and $25 million lent by two insurance company subsidiaries of ILCO. The latter amount was represented by a $22.5 million loan from Investors-NA to FLC and a $2.5 million loan provided directly to FIC by Investors-CA. In addition to the interest provided under those loans, Investors-NA and Investors-CA were granted by FIC nontransferable options to purchase, in the amounts proportionate to their respective loans, up to a total of 9.9 percent of shares of FIC's common stock at a price of $10.50 per share ($2.10 per share as adjusted for the five-for-one stock split in November, 1996), equivalent to the then current market price, subject to adjustment to prevent dilution. The original provisions of the options provided for their expiration on June 12, 1998 if not previously exercised. In connection with the 1996 amendments to the subordinated notes, as described below, the expiration date of the options were extended to September 12, 2006.

                 On July 30, 1993, the subordinated indebtedness owed to Merrill Lynch and its affiliate was prepaid. The Company paid $38 million plus accrued interest to retire the indebtedness, which had a principal balance of approximately $50 million on July 30, 1993.

                 The primary source of the funds used to prepay the subordinated debt was new subordinated loans totalling $34.5 million that FLC and another subsidiary of FIC obtained from Investors-NA. The principal amount of the new subordinated debt is payable in four equal annual installments in 2000, 2001, 2002 and 2003 and bears interest at an annual rate of 9%. The other terms of the new debt are substantially the same as those of the $22.5 million subordinated loans that Investors-NA had previously made to FLC and that continue to be outstanding.

                  As of  June 12,  1996, the provisions  of the  notes from
          Investors-NA to FIC, FLC and FLIIC were modified as follows: (a) the $22.5 million note was amended to provide for twenty quarterly principal payments, in the amount of $1,125,000 each, to commence on December 12, 1996; the final quarterly principal payment is due on September 12, 2001; the interest rate on the note remains at 11%, (b) the $30 million note was amended to provide for forty quarterly principal payments, in the amount of $163,540 each for the period December 12, 1996 to September 12, 2001; beginning with the principal payment due on December 12, 2001, the amount of the principal payment increases to $1,336,458; the final quarterly principal payment is due on September 12, 2006; the interest rate on the note remains at 9%,
          (c) the $4.5 million note was amended to provide for forty quarterly principal payments, in the amount of $24,531 each for the period December 12, 1996 to September 12, 2001; beginning with principal payment due on December 12, 2001, the amount of the principal payment increases to $200,469; the final quarterly principal payment is due on September 12, 2006; the interest rate on the note remains at 9%, (d) the $2.5 million note was amended to provide that the principal balance of the note is to be repaid in twenty quarterly installments of $125,000 each, commencing December 12, 1996 with the final payment due on September 12, 2001; the rate of interest remains at 12%, (e) the Master PIK note, which was issued to provide for the payment in kind of interest due under the terms of the $2.5 million note prior to June 12, 1996, was amended to provide that the principal balance of the note ($1,977,119) is to be paid in twenty quarterly principal payments, in the amount of $98,855.95 each, to commence December 12, 1996 with the final payment due on September 12, 2001; the interest rate on the note remains at 12%.

                 The Company believes that this restructuring of subordinated debt should enhance the value of the loans that Investors-NA has made to FIC's subsidiaries and the options it holds to purchase FIC's stock.

                 The Company reimbursed FIC for rental expenses and certain other operating expenses incurred during 1996 on behalf of the Company. The amount of such reimbursement was approximately $305,000.

                 Pursuant to a data processing agreement with a major service company, the data processing needs of ILCO's and FIC's insurance subsidiaries were provided at a central location until November 30, 1994. Commencing December 1, 1994, all of those data processing needs are provided to ILCO's and FIC's Austin, Texas and Seattle, Washington facilities by FIC Computer Services, Inc. ("FIC Computer"), a new subsidiary of FIC. Each of FIC's and ILCO's insurance subsidiaries has entered into a data processing agreement with FIC Computer whereby FIC Computer provides data processing services to each subsidiary for fees equal to such subsidiary's proportionate share of FIC Computer's actual costs of providing those services to all of the subsidiaries. The Company's insurance subsidiaries paid $2,243,234 and Family Life paid $1,055,639 to FIC Computer for data processing services provided during 1996.

                 In 1995, Investors-NA entered into a reinsurance agreement with Family Life pertaining to universal life insurance written by Family Life. The reinsurance agreement is on a co-insurance basis and applies to all covered business with effective dates on and after January 1, 1995. The agreement applies to only that portion of the face amount of the policy which is less than $200,000; face amounts of $200,000 or more are reinsured by Family Life with a third party reinsurer.

                 In 1996, Investors-NA entered into a reinsurance agreement with Family Life, pertaining to annuity contracts written by Family Life. The agreement applies to contracts written on or after January 1, 1996.

                 Roy F. Mitte serves as Chairman, President and Chief Executive Officer of both FIC and ILCO. James M. Grace serves as Vice President, Treasurer and Director of both companies and Secretary of FIC, Dr. Payne serves as Vice President and Director of both companies and secretary of ILCO; Messrs. Demgen and Fleron serve as Vice Presidents and Directors of both companies; and Mr. Crowe serves as a Director of both companies and, until his retirement in January, 1997, served as a Vice President of both companies. Mr. Roy Mitte holds beneficial ownership of 34.39% of the outstanding shares of FIC (see "Security Ownership of Certain Beneficial Owners and Management").

                   RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

               The Company's accounting firm for the current year is Price Waterhouse LLP. Representatives of Price Waterhouse LLP are expected to be available for comment at the Shareholders Meeting and will be given an opportunity to respond to appropriate questions.

                                 BOARD AND COMMITTEES

               ILCO's Board of Directors met formally three times during 1996. All of the incumbent Directors attended at least 75% of the required meetings, except W. Lewis Gilcrease, who attended 2 of the 3 meetings (66%).

               Members of the Nominating Committee are: Roy F. Mitte, Eugene E. Payne and James M. Grace. The Nominating Committee makes recommendations to the Board of Directors with respect to vacancies and as to additions to the Board of Directors. The Nominating Committee will consider nominees recommended by Shareholders. All such nominations must be submitted in writing to the Nominating Committee no later than December 31, 1996. The Nominating Committee held one meeting in 1996.

               The members of the Audit Committee are: Joseph F. Crowe, Richard A. Kosson, Eugene E. Payne and Steven P. Schmitt. The Audit Committee reviews the financial statements and the results of the Company's annual independent audit. The Audit Committee did not meet on a formal basis in 1996.

               The  members of  the Compensation  Committee are:   W. Lewis
          Gilcrease, Richard A. Kosson and Donald Shuman. The Compensation Committee held one meeting during 1996.

                                SHAREHOLDER PROPOSALS

               It is contemplated by the management of the Company that the next Annual Meeting of the Shareholders of the Company will be held on or about May 19, 1998. Accordingly, all proposals of security holders intended to be submitted by the Company for inclusion in the Proxy Statement and Form of Proxy relating to the meeting must by received by the Company no later than December 31, 1997 and must be in compliance with applicable laws and Securities and Exchange Commission regulations.

                                    OTHER MATTERS

               As of the date of this Proxy Statement, management does not know of any other matters which will be presented to the Shareholders at the Annual Meeting. However, if any other matter should be presented, the persons named in the accompanying proxy will vote according to their best judgment in the interest of the Company.

                                   By  Order  of  the  Board  of  Directors
                                   InterContinental Life Corporation

                                   Eugene E. Payne, Secretary

          April 18, 1997

                          InterContinental Life Corporation
                                      P R O X Y
                     Annual Meeting of Shareholders, May 20, 1997

           This Proxy is Solicited on Behalf of the Board of Directors of
                          InterContinental Life Corporation

               Roy F. Mitte and James Grace, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers that the undersigned would possess if personally present at the Annual Meeting of Shareholders of InterContinental Life Corporation to be held on Tuesday, May 20, 1997 or at any postponements or adjournments thereof, as indicated on the reverse side of this card.

               THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL CONSTITUTE AUTHORIZATION TO VOTE THE UNDERSIGNED'S SHARES FOR THE ELECTION OF NOMINEES FOR DIRECTOR WHOSE NAMES ARE LISTED ON THE REVERSE. It will be voted on other business matters which may properly be brought before the meeting in accordance with the best judgment of the proxies.

          The Board of Directors recommends a vote "FOR" on all matters set forth in this proxy.

                         (Continued and to be signed on reverse side)

          1.  ELECTION OF DIRECTORS

          _____ FOR all nominees listed below
          _____ WITHHOLD AUTHORITY to vote for all nominees listed below
          _____ EXCEPTIONS

             Nominees:  J. Crowe, J. Demgen. T. Fleron, L. Gilcrease, J.
          Grace, R. Kosson, R. Mitte, E. Payne, H.G. Pruner, S. Schmitt, D.
                                       Shuman

          INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the exceptions box and strike a line through that nominee's name.

          2. In their discretion, the proxies are authorized to vote upon such other matters which may properly come before the meeting or at any postponements or adjournments thereof.

          Please mark boxes in blue or black ink.
             Address Change and/or Comments Mark Here  _____

                                   In the case of joint or common
                                   ownership, each owner should sign.

                                   Dated:  ________________________, 1997

                                   ________________________________
                                            Signature

                                   ________________________________
                                      Signature if held jointly

          Please Mark, Sign, Date and Return This Proxy Card Promptly Using the Enclosed Envelope.